Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2016, with respect to our audits of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 6, 2016